UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	December 18, 2006

Max Re Capital Ltd.
__________________________________________
(Exact name of registrant as specified in its charter)

Bermuda	000-33047	Not Applicable
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

Max Re House, 2 Front Street, Hamilton, Bermuda		HM 11
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(441) 296-8800

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

(A) On December 18, 2006, the Registrant and Robert Cooney, the former President and Chief Executive Officer of the Registrant, entered into a Separation Agreement (the "Separation Agreement") setting forth the terms of Mr. Cooney’s separation from the Registrant. The Separation Agreement supersedes the Amended and Restated Employment Agreement, dated as of August 1, 2004, between Mr. Cooney and the Registrant. The Separation Agreement provides, among other things, for the following payments and benefits: (i) severance payments of $58,333 per month for the eighteen month period from January 1, 2007 to June 30, 2008 (the "Severance Pay Period"); (ii) continued benefits under the Registrant’s health, vision and dental plans during the Severance Pay Period; (iii) a car allowance of $1,000 per month during the Severance Pay Period; (iv) a housing allowance of $10,000 per month during the Severance Pay Period; (v) reimbursement of country club dues of up to $833.33 per month during the Severance Pay Period; and (vi) in consideration of covenants regarding non-competition and non-solicitation set forth in the Separation Agreement, an additional monthly payment of $40,000 through the Severance Pay Period (as compared to the covenants in the Amended and Restated Employment Agreement, the Registrant believes these covenants can be better enforced and are more extensive, although the duration is 18 months rather than 24 months). Pursuant to the Separation Agreement, Mr. Cooney also agreed to act as a consultant to the Registrant through December 31, 2006 for a consulting fee of $58,333 per month in addition to other benefits. Mr. Cooney also released the Registrant and its affiliates and related parties from any claims, causes of action, damages or liabilities relating to Mr. Cooney’s employment and/or directorship with the Registrant, his separation from the Registrant or otherwise. The Registrant has the right to recoup from Mr. Cooney all payments and benefits provided to Mr. Cooney under the Separation Agreement in the event that Mr. Cooney breaches any of the restrictive covenants referenced in the Separation Agreement.

The foregoing summary of the Separation Agreement does not purport to be complete and is qualified in its entirety by reference to the Separation Agreement attached hereto as Exhibit 10.1.

(B) On December 19, 2006 Registrant, Max Re Ltd. and Max USA Holdings Ltd. (both wholly owned subsidiaries of the Registrant) entered into a First Amendment Agreement(the "Amendment") to the Credit Agreement (the "Syndicated Credit Agreement"), dated as of June 1, 2005, among the Registrant and Max Re Ltd., as borrowers, various financial institutions, as lenders, and ING Bank N.V., London Branch and Citibank, N.A., as co-syndication agents and Bank of America, N.A., as fronting bank and as administrative agent. The Amendment principally serves to add Max USA Holding Ltd. as a party to the Syndicated Credit Agreement, to increase the unsecured loan capacity under the Syndicated Credit Agreement by $50 million to a total of $150 million and to increase the secured letter of credit capacity under the Syndicated Credit Agreement by $100 million to a total of $450 million.

The foregoing summary of the Amendment does not purport to be complete and is qualified in its entirety by reference to the Amendment attached hereto as Exhibit 10.2.

(C) On December 22, 2006, Max Re Ltd. entered into a Credit Agreement (the "BNS Credit Agreement") with The Bank of Nova Scotia to provide $100 million of letter of credit capacity to Max Re Ltd. The BNS Credit Agreement contains certain covenants similar to those of Registrant's existing credit agreements, including a minimum net worth, a minimum insurer financial strength rating and restrictions on the payment of dividends.

The foregoing summary of the BNS Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the BNS Credit Agreement attached hereto as Exhibit 10.3.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) The description of the Separation Agreement between Robert Cooney and the Registrant set forth in Item 1.01 of this report is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits

10.1 Separation Agreement, dated December 18, 2006, by and between the Registrant and Robert Cooney.

10.2 First Amendment Agreement, dated December 19, 2006, by and among Max Re Ltd., Max USA Holdings Ltd. and the Registrant as borrowers, various financial institutions, as lenders, and ING Bank N.V., London Branch and Citibank, N.A., as co-syndication agents and Bank of America, N.A., as fronting bank and as administrative agent.

10.3 Credit Agreement, dated December 22, 2006, by and between Max Re Ltd. as borrower and The Bank of Nova Scotia as the Lender.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Max Re Capital Ltd.

December 22, 2006	By:	/s/ Peter A. Minton

Name: Peter A. Minton
Title: Executive Vice President and Chief Operating Officer

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Exhibit Index

Exhibit No.	Description

10.1	Separation Agreement, dated December 18, 2006, by and between the Registrant and Robert Cooney.
10.2	First Amendment Agreement, dated December 19, 2006, by and among Max Re Ltd., Max USA Holdings Ltd. and the Registrant as borrowers, various financial institutions, as lenders, and ING Bank N.V., London Branch and Citibank, N.A., as co-syndication agents and Bank of America, N.A., as fronting bank and as administrative agent.
10.3	Credit Agreement, dated December 22, 2006, by and between Max Re Ltd. as borrower and The Bank of Nova Scotia as the Lender.